Hooper Holmes
2011 First Quarter Financial Results Conference Call
May 13, 2011

Operator: Good morning, ladies and gentlemen and thank you for standing by and welcome to the Hooper Holmes 2011 First Quarter Financial Results Conference Call. At this time, all participants are in a listen only mode and following the presentation, instructions will be given for the question and answer session. Should anyone need assistance on the call today, please press the star followed by the zero.

And at this time I would now like to turn the call over to Andrew Berger of SM Berger. Please go ahead.

Andrew Berger: Thanks, Greg. On behalf of the management of Hooper Holmes we are extremely pleased that you have taken the time to participate in our conference call and thank you for joining us to discuss the company's 2011 first quarter financial results and business outlook.

Before I introduce management I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations and predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those forward looking statements, is contained in the Company's annual report on form 10-K. Copies of which may be obtained by contacting the Company or the SEC.

By now you should have received a copy of a news release, which was issued this morning before the market opened. If you have not received a copy, please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating in the call today are Ransom Parker, Hooper Holmes President and Chief Executive Officer and Michael Shea, Senior Vice-President, Chief Financial Officer and Treasurer. At this time I will turn the call to call over to Ransom Parker. Ransom?

Ransom Parker: Thanks, Andy and thanks to everyone on the call for joining us this morning. Our last call was just nine weeks ago when we reported fourth quarter and full-year 2010 results. On our last call we discussed our 2011 performance targets. At that time, we said we planned to reduce our year-over-year revenue decline percentage to low single digits, make substantial investments in the Company to position us for revenue profitability and earnings growth, and in the near term, minimize our pre-tax losses as a result of these investments. For context, as we've discussed, these targets are designed to return the Company to sustainable revenue and earnings growth in 2012 and beyond.

The results that we reported this morning show that we continue to make progress towards achieving these targets and toward returning the Company to a growth trajectory.

Consolidated revenues were down 3% in Q1 versus a 4% decline in Q4, and versus an overall decline of 9% for the full year 2010. Our net loss for the first quarter was $100,000 compared to a net loss of $700,000 in Q1 2010.

As I indicated on our last call, we as a management team clearly understand that we have much work to do. Based on our Q1 results we believe we're moving in the right direction.

I want to devote this morning's call to three things: recap our 2011 strategies and actions as we discussed on the March 11th call; provide you updates regarding those strategies and actions; and of course respond to any comments or questions you may have. First, I'd like to ask Mike to review our Q1 results.

Michael Shea: Thank you, Randy and good morning everyone. For the first quarter of 2011 our consolidated revenues decreased 3% to $40.6 million, compared to $41.9 million in the first quarter of 2010. Our net loss for the first quarter was $0.1 million or $0.00 per share compared to a net loss of $0.7 million or $0.01 per share in 2010.

As for revenues in the first quarter, our Portamedic revenues decreased approximately 8% to $28.6 million. This revenue decline was the result of a reduction in paramedical exams completed of approximately 6% in comparison to the prior year, along with a 3% decline in revenue per exam.

Heritage Labs revenues totaled $3.1 million in the first quarter, an increase of 8% from the prior year primarily attributable to increased demand for our lab testing services.

Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 36% to $3.4 million the first quarter, while our Hooper Holmes Services revenues, of $5.5 million were basically flat in comparison to the prior year, as a result of increased demand for our outsourced underwriting services, offset by reduced demand in our medical records collection services.

Our consolidated gross margin for the first quarter 2011 was 27% compared to 26.6% in the prior year period, while SG&A totaled $10.9 million in the first quarter, a decrease of approximately $0.8 million or 7% from the prior-year period. The reduction in SG&A is primarily the result of cost-reduction actions implemented during the past year, along with reduced accelerated depreciation expense pertaining to our current IT customer ordering system.

Regarding the balance sheet, working capital at March 31, 2011 was $32.5 million including $19.3 million of cash and cash equivalents, and no debt outstanding. Accounts receivable totaled $21.8 million with days sales outstanding of 48 days. As for cash flows, cash used in operations approximated $1 million in the first quarter, primarily attributable to a $2.3 million increase in accounts receivable, which we historically experience in the first quarter of each year. We expect accounts receivable to decline for the balance of 2011. Lastly, capital expenditures totaled $0.9 million for the first quarter of 2011. And with that, I'll turn the call back to Randy.

Ransom Parker: Thanks, Mike. We're simultaneously pursuing both short and long-term initiatives to achieve the key 2011 performance targets that I mentioned earlier. We're taking specific actions to improve our near-term performance and we're investing in the Company for the long-term health of the business.

I'd like to focus on these two sets of initiatives in a bit more detail.

First, regarding the near term initiatives. In Q1 we implemented our new risk assessment sales and account management structure. This is a dramatically different approach to the life insurance industry. It includes both new management talent and an integrated approach to support our customers' channels to market including carriers, agents, brokers, direct marketers, broker dealers and other producer groups. We no longer organize our sales and marketing around standalone services brought to market by separate business units. We're presenting our customers with an integrated services platform, which now includes a family of synchronized services. We presented this new delivery platform at the largest life insurance industry conference about two weeks ago. I've spoken with several customers who've expressed interest in our approach and who wish to explore expanding the use of our services.

Our customers have responded very positively to this new approach. We have early indications that this improved alignment of interests, obviously assuming we execute properly, will expand the quality of our relationships with our customers and help us win more business.

More of our customers also continue to tell us that iParamed, our e-exam platform which, as you know, is one of our key investment areas is the right product at the right time. Since January, we've expanded our deployment to include 700 examiners in 21 states.

Based on specific market and customer input, we've developed and are now piloting a new set of services to strengthen our position in the brokerage market. These services will help brokers better meet carrier processing expectations, expand our service offerings to middle-market brokerages, and provide a single point of contact for carriers and producers.

In a few weeks, we'll be rolling out a new corporate website, which will reaffirm our new synchronized services positioning and which will serve as the launch for a more aggressive and targeted marketing, sales and prospecting effort.

We continue to make solid progress on the Health & Wellness front. We are adding new screenings for Q2 and Q3 of this year from our existing customer base. Additionally, we're preparing wellness screenings for potentially high volume new customers. We're also pursuing several promising new clinical research projects.

We initiated a retained search for our new senior vice president of healthcare. We anticipate that this new addition to our senior management team will be a key contributor to maximizing our growth in Health & Wellness and leading us into new healthcare market segments such as coordination of medical services, senior care, medication compliance, Medicare advantage screening programs, disease and chronic care management, patient monitoring intervention and patient-centered medical home initiatives.

In Q1, we also launched expanded quality of service initiatives, which are designed to maintain and improve our quality and accuracy. More focused programs are now in place to maximize the performance in all critical service measures including time service, cycle time, exam quality and applicant and agent experience.

As we take these actions to improve our revenue performance and maintain and maximize quality service, we're also focused on controlling and reducing our operating costs. We have focused and will continue to focus on maximizing operational efficiencies across the company.

In Q1, we appointed a new laboratory director as well as a new assistant director at Heritage Labs. These professionals have enhanced our lab operations already, and are also helping us to focus on new services development.

Turning now to the investments needed to assure the long-term health of the business, as we discussed on the March 11th call, in 2011 we're making carefully targeted capital and operating investments. Our key investments include new tools for our sales force and operations groups, a new customer portal to make it easier to order our services, a new workflow system for Portamedic, a new warehouse and inventory control system to reduce operating expenses, and continued rollout of our iParamed e-exam platform.

We are also allocating a portion of our operating budget toward more competitive performance based incentives to retain and attract the talent that we need to succeed, sales and account management training programs, expansion of our Health & Wellness product line and strengthening our IT bench strength, project management talent and technology acumen.

As we make these capital and operating investments we're also improving our cost structure. Once fully implemented, for example, we believe these investments will reduce our operating expenses by approximately a million dollars per year. Wherever possible, we'll also continue to look at reallocation of our current spend into new investments. In part, this approach is reflected in the Q1 results which demonstrate an improved gross margin percentage and lower SG&A spending.

As we indicated on the March 11th call, although the investments that we discussed are essential to our long-term success, they could produce a loss in 2011 in the $2 to $5 million range. The most important factors in minimizing the loss will be our ability to first, reverse the recent history of revenue decline, second, fund a portion of the investment from operational efficiencies and third, constantly calibrate the level of each investment on an ongoing ROI basis.

We'll continue to focus on executing our capital and operating investment strategy, mindful of our goal of protecting our working capital and cash position. As we've discussed all along, we have adequate cash on hand to fund these investments and we plan no borrowings.

In early April, we visited with current shareholders and more than 30 firms during a three-day investor road show that took us to New York, Chicago and Minneapolis. During those meetings we reaffirmed our 2011 milestone targets. These include a reduction in our year-over-year revenue decline -- and for perspective, the FY 2010 consolidated revenue was down 9% versus 2009. Second, an improvement in Portamedic exam units versus the 2010 decline, double-digit growth in the Health & Wellness business in FY 2011, and continued iParamed rollout and carrier and end-user acceptance.

Longer term, we expect to achieve the number one or number two position in each of our markets -- risk assessment and Health & Wellness. We also plan to launch new value-added services and products to accelerate our growth through new customer and third-party partnerships, and build a leading position in the local health care services market.

During our discussions with investors we also reaffirmed the high-level goals that we have set for 2012. These include real revenue growth in all service units, minimum 5% pre-tax profitability for the Company and cash generated from operations of approximately $10 million.

As we anticipated, certain of the firms that we met in April expressed an interest in the historic secular trends in the life insurance market. As I think I have consistently emphasized with the management team, employees and shareholders, we cannot and will not default to industry dynamics to be the prime determinant of our success.

We believe that the near term actions that we're taking and quite frankly our customers' reactions to them bode very well for our 2011 performance. We believe that the investments that we're making now will lay the foundation for achieving the longer term goals that we've set for 2012. At the same time we know that strategy and tactics will only succeed when they are grounded in deliberate day-to-day execution.

In closing, I'd like to express my appreciation to our employees for their commitment and hard work in contributing to and implementing our near and long-term growth strategies. The Company has seen significant change over the past two quarters. I understand how difficult it is to adopt, much less accept and implement significant changes in approach and direction. Our employees' persistence in working to provide exceptional differentiated services to all of our customers is perhaps the single largest contributor to our first quarter results and this will be our single most important success factor for the rest of 2011 and beyond.

Thanks for spending some time with us this morning. I look forward to your comments and questions.

Operator: Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question today, please press star followed by the one on your push button phone. You may also decline from the (inaudible) process by pressing the star followed by the two. As a reminder, if you are using a speaker phone you will you need to lift the handset before making a selection.

And our first question does come from the line of Nick Halen with Sidoti & Company.

Nick Halen: Hey, good morning, guys.

Michael Shea: Good morning.

Ransom Parker:     Good morning, Nick.

Nick Halen: I just had a question. If you can, give us a little bit of feedback on the trends you are seeing on the Heritage Labs side? It seems that you guys had an 8% increase in that segment with, coupled with the decline of 8% on the Portamedic side. I was wondering kind of what's driving that and also not only that but what also is allowing you to I guess charge more per test on that and is that sustainable?

Michael Shea: Yes, Nick, we did see improvement in there with them being up 8% in first quarter. That compares to being up 3% in the fourth quarter and an overall 6% decline in fiscal year 2011. So we are seeing increases there. It is in the lab testing area where we saw revenue increase about 8%, about 7.5% in that area. We also had an increase in our specimen kit revenue or our kit assembly. We are seeing that based both on existing customers and also new customers at Heritage Labs on the lab testing side. So it's pretty much across the board. We're seeing at that point, if you look at it in comparison to the Portamedic and what's happening there-now there has been improvements in Portamedic, also, but it's separate contracts. They're not-the customers do not correlate exactly between Heritage Labs' roster and that of our Portamedic business. We are seeing increases for those Heritage Labs customers, smaller increases on the Portamedic side.

Nick Halen: Okay, great. And then lastly, when it was mentioned that you guys said that you could possibly lose in the $2 to $5 million range for the year, I don't know if I'm looking at this the wrong way it but seems the first quarter you guys have been able to expand margins a little bit and then obviously SG&A as a percentage of revenue has declined and you guys are cutting costs. It just seems that after essentially somewhat of a break-even quarter in the first quarter, that seems a little much. And I don't know if I'm looking at it the wrong way or where are these expenses going to come from? Are you expecting margins to contractor or something like that?

Michael Shea: Let me take a look at that, or answer that, Nick. Yes, first quarter, if you look at that $2 to $5 million loss range for the year you would say, okay, I guess in my mind it would be towards the mid to lower part of that based on first quarter.

A couple of things I need to point out in first quarter: We are pleased with that 3% year-over-year revenue decline. That was an improvement. That was better than budget so revenue did come in more favorable than we had expected. Still a long way to go in that area. A number of the operating and capital investments that Randy talked about, some of that which was budgeted to be done in the first quarter is actually going to be an increased spend in quarter two and quarter three. So I'm pushing up expenses to the latter part of the year. We also did better than budget in reallocating existing dollars, where we were able to take current spend and reallocate it into some of these new initiatives again that Randy spoke about earlier. So we're still staying with the $2 to $5 million range, hopefully at this point closer to the lower end of the range, just based on first quarter results but still three quarters to go and a lot of work to be done.

Ransom Parker: Just one comment from an operating perspective: When we put the 2011 budget together we were conservative in just about every area we could be. And one of the areas of conservatism was an assessment of what the capital and operating investments would be and when they would fall. So that was baked into the budget. So when we turn to the execution side of it, it's important to understand that despite the fact that those investments are included in the budget we are, on a monthly basis, looking at not delaying any of those investments proactively but looking at the efficiencies we can bring to those investments, not only in terms of them as individual investments, how we structure them and what we do and how we roll these initiatives out, but secondly, we're looking at the operating side of the company to find areas where we can create efficiencies to fund some of those investments. So I think it's, as you'd expect, hard to tell where the number is going to wind up for the full year but we're taking a very, very proactive approach to managing that issue because we are all obviously very sensitive to protecting the working capital position of the company.

Nick Halen: Great. Thanks, guys.

Ransom Parker: Thank you, Nick.

Operator: Ladies and gentlemen, if there are any additional questions please press star fall by the one at this time. Again as a reminder, if you are using a speaker phone you will need to lift the handset first before making your selection. Once again, if there are questions please press star one at this time. One moment please.

At this time there are no further questions in the queue. I would like to turn the call back over to management for any closing comments.

Ransom Parker: The only closing comment is, we appreciate your time, attention and interest and look forward to updating you in August on the progress that we're making.

Operator: Thank you. Ladies and gentlemen this does conclude the conference call for today.